EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan of our reports dated February 24, 2009 (except for Notes 2, 7, 9, 15, 18, and 19, as to which the date is August 11, 2009), with respect to the consolidated financial statements of Group 1 Automotive, Inc. included in the Current Report (Form 8-K) of Group 1 Automotive, Inc. dated August 11, 2009 and February 24, 2009, with respect to the effectiveness of internal control over financial reporting of Group 1 Automotive, Inc., included in the Annual Report (Form 10-K/A) of Group 1 Automotive, Inc. for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

Houston, Texas August 13, 2009	/s/ Ernst & Young LLP